Exhibit 1

Material Change Report dated as of June 8, 2003, including related press release:

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GEAC COMPUTER CORPORATION LIMITED

MATERIAL CHANGE REPORT

Item 1: Reporting Issuer

Geac Computer Corporation Limited Suite 300, Markham Corporate Campus 11 Allstate Parkway Markham, Ontario L3R 9T8

Item 2: Date of Material Change

June 8, 2003.

Item 3: Press Release

A press release was issued by Geac Computer Corporation Limited (“Geac”) at Toronto on June 8, 2003 and is attached as Appendix “A” hereto.

Item 4: Summary of Material Change

In connection with the annual review of the carrying value of goodwill as required under generally accepted accounting principles and as part of the Company’s year-end audit process, Geac determined that goodwill impairment had occurred relating to its Interealty business, based on revised future estimates of its likely performance. Accordingly, Geac will record a non-cash $16.8 million goodwill writedown in the fourth quarter ended April 30, 2003. This represents the full amount of goodwill on Geac’s balance sheet for this business. The earnings per share impact of the goodwill writedown for the year ended April 30, 2003 is expected to be approximately $0.21 on a fully diluted basis. As previously posted on the Company’s website, Geac will release its results for the year ended April 30, 2003 on June 25, 2003.

Item 5: Full Description of Material Change

The full description of the material change is set out in the press release issued by Geac and attached hereto which is incorporated by reference herein.

Item 6: Reliance on Section 75(3) of the Ontario Securities Act or Equivalent Provisions

Not applicable.

Item 7: Omitted Information

Not applicable.

Item 8: Senior Officers

For further information, please contact Craig C. Thorburn, Senior Vice President, Mergers & Acquisitions, and Corporate Secretary at the above-noted address or at 416.863.2965.

Item 9: Statement of Senior Officer

The foregoing, together with attachments, accurately discloses the material change referred to herein.

DATED at Toronto, Ontario as of the 8th day of June, 2003.

GEAC COMPUTER CORPORATION LIMITED

By:	(signed) Craig C. Thorburn
	Name: Title:	Craig C. Thorburn Senior Vice President, Mergers & Acquisitions, and Corporate Secretary

Appendix “A”

News Release

GEAC TO TAKE NON-CASH GOODWILL IMPAIRMENT CHARGE RELATING TO ITS INTEREALTY BUSINESS

MARKHAM, Ontario - June 8, 2003 - In connection with the annual review of the carrying value of goodwill as required under generally accepted accounting principles and as part of the Company’s year-end audit process, Geac (TSX: GAC) today determined that goodwill impairment had occurred relating to its Interealty business, based on revised future estimates of its likely performance. Accordingly, Geac will record a non-cash $16.8 million goodwill writedown in the fourth quarter ended April 30, 2003. This represents the full amount of goodwill on Geac’s balance sheet for this business. The earnings per share impact of the goodwill writedown for the year ended April 30, 2003 is expected to be approximately $0.21 on a fully diluted basis. As previously posted on the Company’s website, Geac will release its results for the year ended April 30, 2003 on June 25, 2003.

About Geac
Geac (TSX: GAC) is a global enterprise software company for business performance management, providing customers worldwide with the core financial and operational solutions and services to improve their business performance in real time. Further information is available at http://www.geac.com or through e-mail at info@geac.com

Forward-Looking Statements
This press release contains forward-looking statements based on current expectations. Important factors that could cause a material difference between these forward-looking statements and actual events include those set forth under the heading “Risk Factors” in Geac’s Registration Statement on Form F-4 filed with the United States Securities and Exchange Commission, copies of which are available through the website maintained by the Commission at www.sec.gov and through the website maintained by the Canadian Depository for Securities Limited at www.sedar.com.

Contact Information Arthur Gitajn, Chief Financial Officer Telephone: 905.475.0525 x3314 Email: a.gitajn@geac.com